Exhibit 99.1

CP sets date for combination with KCS, announces CPKC executive leadership team

Canadian Pacific and Kansas City Southern to combine April 14 to create CPKC, the first and only single-line railway connecting the U.S., Mexico and Canada

CALGARY – March 17, 2023 – Canadian Pacific (TSX: CP) (NYSE: CP) (“CP”) said today that, on April 14, 2023, it will exercise the authority granted by the U.S. Surface Transportation Board’s (“STB”) March 15 final decision and combine with Kansas City Southern (“KCS”) to create Canadian Pacific Kansas City (“CPKC”), the first and only single-line railway connecting the U.S., Mexico and Canada. CP today also announced the executive leadership team that will lead CPKC.

“Our new combined railroad will create a truly unique single-line network connecting three nations and instantly injecting new competition into the North American rail industry when our supply chains have never needed it more,” said Keith Creel, CP President and CEO. “The public, environmental, competitive and safety benefits of this historic combination, clearly recognized by the U.S. Surface Transportation Board, are extraordinary for our employees, communities, rail customers and the North American economy.

“Under the leadership of the exceptional group of railroaders we announce today, CPKC will bring new options to rail customers while increasing safety, improving service and spurring new investment in our railroad network,” Mr. Creel added. “Together, all these benefits will create jobs and drive economic growth in North America.

“We acknowledge the thorough and thoughtful consideration put into the STB’s final decision, including the conditions it imposes in order to assure that the transaction’s public benefits are realized and any potential harms are avoided. We intend to participate cooperatively and proactively to assist the STB during its oversight process and will honor the conditions the STB has imposed,” Mr. Creel said.

As previously announced, Mr. Creel will become President and CEO of CPKC. The following are the anticipated future senior leaders of CPKC, subject to formal appointment by the board of directors, with the executives listed below reporting to the president and CEO:

•	Nadeem Velani, Executive Vice-President and Chief Financial Officer

•	John Brooks, Executive Vice-President and Chief Marketing Officer

•	Mark Redd, Executive Vice-President and Chief Operating Officer

•	John Orr, Executive Vice-President and Chief Transformation Officer

•	James Clements, Executive Vice-President Strategic Planning & Technology

•	Jeff Ellis, Executive Vice-President Chief Legal Officer and Corporate Secretary

•	Warren Erdman, Executive Advisor Strategic Projects

•	Laird Pitz, Senior Vice-President and Chief Risk Officer

•	Mike Foran, Senior Vice-President Network & Capacity Management

•	Chad Rolstad, Vice-President of Human Resources and Chief Culture Officer

•	Oscar Augusto Del Cueto Cuevas, KCSM President, General Manager and Executive Representative

Pat Ottensmeyer, KCS President and CEO, has agreed to continue to be an advisor to Mr. Creel through the remainder of 2023 to ensure continuity on key initiatives predominantly involving the combined company and Mexico.

“Our senior leadership team is eager to come together to write the next chapter of railroad history in North America,” said Mr. Creel. “This experienced team will guide our work on a seamless integration for our customers, our employees and the North American supply chain.”

CP completed its US$31 billion acquisition of KCS on Dec. 14, 2021. Immediately upon the closing of that acquisition, shares of KCS were placed into a voting trust which has ensured that KCS operates independently of CP during the regulatory review process. Until CP exercises control pursuant to the STB decision of March 15 and the Voting Trust is dissolved, CP and KCS will continue to operate independently.

Headquartered in Calgary, Alta., Canada, CPKC will be the first railway connecting North America. While remaining the smallest of six U.S. Class 1 railroads by revenue, the combined company will have a much larger and more competitive network, operating approximately 20,000 miles of rail, employing close to 20,000 people. Full integration of CP and KCS is expected to happen over the next three years, unlocking the benefits of the combination.

CPKC will bring a new standard of safety to the North American rail landscape. CP has been the safest railroad in North America for 17 straight years as measured by the Federal Railroad Administration train accident frequency ratio. In 2022, CP had an all-time best frequency of 0.93, a rate nearly half what the company produced a decade ago and 69 percent lower than the Class 1 average.

CP’s culture of safety, supported by its history of sustained investments in core infrastructure and technology, aligns with KCS’s likeminded culture, allowing the combined system to operate at the apex of rail safety. CPKC will implement the combination with safety at the forefront of everything it does. In its decision approving the combination, the STB said CPKC “should ultimately enhance safety and benefit the environment.”

The STB decision also highlighted a number of other anticipated benefits:

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“The Board expects that this new single-line service will foster the growth of rail traffic, shifting approximately 64,000 truckloads annually from North America’s roads to rail, and will support investment in infrastructure, service quality, and safety.”

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”Indeed, approval of this transaction may even enhance safety for the nation as a whole” and that “thus, any rail traffic diverted to CPKC from other railroads will likely mean traffic moving to a railroad with a better safety record.”

•	“The transaction is also expected to drive employment growth across the CPKC system, adding over 800 new union-represented operating positions in the United States.”

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“The transaction will make possible improved single-line service for many shippers and will result in merger synergies that are likely to allow CPKC to be a vigorous competitor to other Class 1s by providing improved service at lower cost.”

CPKC plans capital investments in new infrastructure of more than US$275 million over the next three years to improve rail safety and capacity of the core north-south CPKC main line between Louisiana and the Upper Midwest.

Anticipated environmental benefits of CPKC include the avoidance of more than 1.6 million tons of greenhouse gas (GHG) emissions due to the anticipated improved operational efficiency of CPKC versus current operations and another 300,000 tons of GHG emissions with the diversion of 64,000 trucks to rail for a total reduction of 1.9 million tons of GHG emissions over the next five years. By diverting 64,000 long-haul truck shipments to rail annually with new CPKC intermodal services, reducing total truck vehicle miles traveled by almost 2 billion miles over the next two decades, saving US$750 million in highway maintenance costs.

CPKC will also support the expansion of Amtrak and other passenger services on the CPKC network.

Forward looking information

This news release contains certain forward looking statements and forward looking information (collectively, “FLI”) to provide CP shareholders and potential investors with information about CP, KCS and their respective subsidiaries and affiliates, which FLI may not be appropriate for other purposes. FLI is typically identified by words such as “anticipate”, “expect”, “project”, “estimate”, “forecast”, “plan”, “intend”, “will”, “target”, “believe”, “likely” and similar words suggesting future outcomes or statements regarding an outlook. All statements other than statements of historical fact may be FLI.

Although we believe that FLI is reasonable based on the information available today and processes used to prepare it, such statements are not guarantees of future performance and you are cautioned against placing undue reliance on FLI. By its nature, FLI involves a variety of assumptions, which are based upon factors that may be difficult to predict and that may involve known and unknown risks and uncertainties and other factors which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by FLI, including, but not limited to, the following: the realization of anticipated benefits and synergies of the CP-KCS transaction and the timing thereof; the success of integration plans; the focus of management time and attention on CP-KCS integration; changes in business strategy and strategic opportunities; estimated future dividends; financial strength and flexibility; debt and equity market conditions, including the ability to access capital markets on favourable terms or at all; cost of debt and equity capital; the ability of management of CP, its subsidiaries and affiliates to execute key priorities, including those in connection with the CP-KCS transaction; general Canadian, U.S., Mexican and global social, economic, political, credit and business conditions; risks associated with agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures, including competition from other rail carriers, trucking companies and maritime shippers in Canada, the U.S. and Mexico; North American and global economic growth; industry capacity; shifts in market demand; changes in commodity prices and commodity demand; uncertainty surrounding timing and volumes of commodities being shipped; inflation; geopolitical instability; changes in laws, regulations and government policies, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; disruption in fuel supplies; uncertainties of investigations, proceedings or other types of claims and litigation; compliance with environmental regulations; labour disputes; changes in labour costs and labour difficulties; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; sufficiency of budgeted capital expenditures in carrying out business plans; services and infrastructure; the satisfaction by third parties of their obligations; currency and interest rate fluctuations; exchange rates; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions or other changes to international trade arrangements; the effects of current and future multinational trade agreements on the level of trade among Canada, the U.S. and Mexico; climate change and the market and regulatory responses to climate change; ability to achieve commitments and aspirations relating to reducing greenhouse gas emissions and other climate-related objectives; anticipated in-service dates; success of hedging activities; operational performance and reliability; customer and other stakeholder approvals and support; regulatory and legislative decisions and actions; the adverse impact of any termination or revocation by the Mexican government of Kansas City Southern de Mexico, S.A. de C.V.’s Concession; public opinion; various events that could disrupt operations, including severe weather events, such as droughts, floods, avalanches and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes; acts of terrorism, war or other acts of violence or crime or risk of such activities; insurance coverage limitations; material adverse changes in economic and industry conditions, including the availability of short and long-term financing; and the pandemic created by the outbreak of COVID-19 and its variants, and resulting effects on economic conditions, the demand environment for logistics requirements and energy prices, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains.

We caution that the foregoing list of factors is not exhaustive and is made as of the date hereof. Additional information about these and other assumptions, risks and uncertainties can be found in reports and filings by CP with Canadian and U.S. securities regulators, including any prospectus, material change report, management information circular or registration statement that have been or will be filed in connection with the transaction. Reference should be made to “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward Looking Statements” in CP’s annual and interim reports on Form 10-K and 10-Q. Due to the interdependencies and correlation of these factors, as well as other factors, the impact of any one assumption, risk or uncertainty on FLI cannot be determined with certainty.

Except to the extent required by law, we assume no obligation to publicly update or revise any FLI, whether as a result of new information, future events or otherwise. All FLI in this news release is expressly qualified in its entirety by these cautionary statements.

About Canadian Pacific

Canadian Pacific (TSX: CP) (NYSE: CP) is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit www.cpr.ca to see the rail advantages of CP. CP-IR

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